China HGS Reports First Quarter of Fiscal Year 2013 Results -
Revenue up by over 300% and profit up by over 400%

HANZHONG, CHINA – February 6, 2013 – China HGS Real Estate Inc. (NASDAQ: HGSH) (“China HGS” or the “Company”), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today reported its financial results for the first quarter of fiscal 2013 ended December 31, 2012.

Highlights for the First Quarter of Fiscal 2013

●	Total revenues for the first quarter of fiscal 2013 were $11.0 million, an increase of 339.8% from $2.5 million in the first quarter of fiscal 2012
●	Total gross floor area (“GFA”) sold during the first quarter of fiscal 2013 was 13,028 square meters, more than tripled from 3,877.4 square meters sold in the first quarter of fiscal 2012
●	Net income totaled $5.5 million, a significant increase compared to the net income of $1.0 million in the first quarter of fiscal 2012
●	Basic and diluted net earnings per share (“EPS”) attributable to shareholders were $0.12, compared to t $0.02 for the first quarter of fiscal 2012

“We are pleased to report strong financial results for the first quarter of fiscal 2013. We achieved significantly higher revenues and net income than the same quarter of last year, demonstrating our improved operational performance and higher returns on invested capital, ” commented Mr. Xiaojun Zhu, China HGS’s Chairman and Chief Executive Officer. “Despite the purchase and mortgage restriction policies imposed on real estate market remained in effect, we experienced higher sales activities in the quarter driven by our sales and promotion efforts. These results are very encouraging. We believe the fundamentals underpinning real estate demand in Tier 3 and Tier 4 cities and counties remain strong as the population continues to grow in these cities and counties driven by increased urbanization.”

"We now look ahead to 2013 with expectations for somewhat relaxed government policies on real estate industry and some rebound in the Chinese housing market,” continued Mr. Zhu. “Given these expectations, we have been focusing on the investment in three large projects – Mingzhu Beiyuan, Oriental Pearl Garden, and Yangzhou Pearl Garden. We expect to complete the construction of these three multi-building large apartment complexes in two to three years. We have already started pre-sales and signed some sales contracts with buyers. We expect these three large projects to provide us significant revenue and income growth in 2014 and beyond,” concluded Mr. Xiaojun Zhu.

Financial Results for the First Quarter of Fiscal 2013

Revenues increased by 339.8% to approximately $11.0 million for the first quarter of fiscal 2013 from approximately $2.5 million for the same period in the last year. The total GFA sold during the quarter was 13,028 square meters, representing over three times increase from 3,877 square meters sold in the same quarter of last year. A significant portion of revenue during the first quarter of fiscal 2013 was from the sales of our commercial units inventory in NanDajie Project (Mingzhu Xinju project) with a total GFA of 4,545.88 square meters for a total contract amount of approximately $5.4 million.

Gross profit was approximately $6.5 million for the first quarter of fiscal 2013 as compared to approximately $1.4 million for the first quarter of fiscal 2012, representing an increase of $5.1 million. The higher gross profit was mainly attributable to the increase in sales. The overall gross profit as a percentage of revenue increased to 58.7% during the first quarter of fiscal 2013 from 57.7% for the same quarter of last year, mainly due to higher sales of commercial units, which have higher average selling price per square meter compared to that of residential properties.

Total operating expenses increased to $722,065 for the first quarter of fiscal 2013 from $361,213 for the first quarter of fiscal 2012 as a result of more sales and marketing activities, increased sales commission, higher executive compensation, taxes, and office expenses. However, as a percentage of total sales, operating expenses declined to 6.6% from 14.4% in the same quarter of last year, demonstrating an improved operating efficiency achieved in this quarter,

The Company reported net income of approximately $5.5 million for the first quarter of fiscal 2013, as compared to net income of $1.0 million for the first quarter of fiscal 2012, representing an increase of $4.5 million. The higher net income was primarily due to the increase in revenue.

As of December 31, 2012, the Company had total cash and restricted cash balance of approximately $1.7 million, decreased by $0.5 million compared to $2.2 million cash and restricted cash balance as of September 30, 2012.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China HGS Real Estate Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: the uncertain market for the Company's business, macroeconomic, technological, regulatory, or other factors affecting the profitability of real estate business; and other risks related to the Company's business and risks related to operating in China. Please refer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as well as the Company's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company’s development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong
President of Capital Market
China Phone: (86) 091-62622612

Email: randy.xiong@chinahgs.com

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CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31 2012	September 30 2012

ASSETS
Current assets:
Cash	$523,868	$1,104,686
Restricted cash	1,161,158	1,080,985
Accounts receivable	4,654,636	-
Advances to vendors	4,376,112	2,566,422
Loans to outside parties, net	5,146	20,957
Real estate property development completed	15,912,612	19,534,088
Real estate property under development	9,582,760	8,590,275
Other current assets	181,873	171,863

Total current assets	36,398,165	33,069,276

Property, plant and equipment, net	1,017,668	1,037,080
Real estate property development completed, net of current portion	6,565,509	6,691,813
Security deposits for land use right	22,959,737	22,894,698
Real estate property under development, net of current portion	61,575,793	56,021,787

	$128,516,872	$119,714,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,145,774	$3,828,880
Other payables	1,395,244	1,213,394
Construction deposits	301,773	301,318
Customer deposits	13,875,722	11,597,422
Shareholder loan	1,810,000	1,810,000
Accrued expenses	2,402,089	2,305,086
Taxes payable	3,722,182	4,336,458

Total current liabilities	27,652,784	25,392,558
Construction deposits, net of current portion	866,385	864,259
Customer deposits, net of current portion	18,562,385	17,743,993

Total liabilities	47,081,554	44,000,810
Commitments and Contingencies
Stockholders' equity
Common stock, $0.001 par value, 100,000,000 shares
authorized, 45,050,000 shares issued and outstanding
December 31, 2012 and September 30, 2012	$45,050	$45,050
Additional paid-in capital	17,753,749	17,750,337
Statutory surplus	6,549,354	6,549,354
Retained earnings	50,403,306	44,894,229
Accumulated other comprehensive income	6,683,859	6,474,874
Total stockholders' equity	81,435,318	75,713,844

Total Liabilities and Stockholders' Equity	$128,516,872	$119,714,654

 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three months ended December 31,
	2012	2011
Real estate sales	$11,003,415	$2,501,981
Less: Sales tax	(710,717)	(175,905)
Cost of real estate sales	(3,830,244)	(881,900)
Gross profit	6,462,454	1,444,176
Operating expenses
Selling and distribution expenses	161,094	42,441
General and administrative expenses	560,971	318,772
Total operating expenses	722,065	361,213
Operating income	5,740,389	1,082,963
Interest expense	(18,100)	(4,163)
Other income - net	7,952	-
Income before income taxes	5,730,241	1,078,800
Provision for income taxes	221,164	48,338
Net income	5,509,077	1,030,462
Other comprehensive income
Foreign currency translation adjustment	208,985	$344,589
Comprehensive income	$5,718,062	$1,375,051
Basic and diluted income per common share
Basic	$0.12	$0.02
Diluted	$0.12	$0.02
Weighted average common shares outstanding
Basic	45,050,000	45,050,000
Diluted	45,050,000	45,050,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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CHINA HGS REAL ESTATE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$5,509,077	$1,030,462
Adjustments to reconcile net income to net used in operating activities:
Depreciation	22,404	22,081
Stock based compensation	3,412	12,175
Changes in assets and liabilities:
Restricted cash	(77,263)	(5,750)
Accounts receivable	(4,664,334)	-
Advances to vendors	(1,806,155)	51,748
Loans to outside parties	15,903	579,495
Security deposits for land use rights	-	(9,136,065)
Real estate property development completed	3,830,244	881,900
Real estate property under development	(6,376,199)	(1,898,986)
Other current assets	(9,542)	(15,367)
Accounts payables	306,655	(3,203,189)
Other payables	178,775	310,247
Customer deposits	3,019,617	3,021,626
Construction deposits	(731)	6,272
Accrued expenses	90,860	(122,461)
Taxes payable	(627,900)	(32,172)
Net cash used in operating activities	$(585,177)	$(8,497,984)

Cash flow from financing activities
Proceeds from shareholder loan	-	3,142,332
Repayment of shareholder loan	-	(3,142,332)
Net cash provided by financing activities	$-	$-

Effect of changes of foreign exchange rate on cash	4,359	25,795
Net decrease in cash	(580,818)	(8,472,189)
Cash, beginning of period	1,104,686	8,837,795
Cash, end of period	$523,868	$365,606
Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$404,003	$18,817

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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